 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-285450
BROOKFIELD BUSINESS PARTNERS L.P.
132,683,978 Limited Partnership Units
This prospectus relates to the registration of up to 132,683,978 non-voting limited partnership units (the “units”) of Brookfield Business Partners L.P. (the “partnership”) that from time to time may be (i) issued by the partnership or delivered by Brookfield Business Corporation (“BBUC”) to satisfy any exchange, redemption or acquisition of class A exchangeable subordinate voting shares (the “exchangeable shares”) of BBUC (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC) that is made in accordance with the terms of the exchangeable shares as provided in the BBUC articles (as defined herein); or (ii) delivered by our affiliate, Brookfield Corporation, as the selling securityholder named herein (“Brookfield” or the “selling securityholder”) to satisfy any exchange by holders of exchangeable shares from time to time in the event that neither BBUC nor the partnership has satisfied such exchange, as provided pursuant to the terms of the Rights Agreement (as defined herein) and the BBUC articles. Brookfield indirectly controls Brookfield Business Partners Limited, our general partner. See “Exchange of Exchangeable Shares for Units”.
The 132,683,978 units being registered hereunder include (i) 72,683,978 units in respect of exchangeable shares that are issued and outstanding as of February 25, 2025 and (ii) up to 60,000,000 units in respect of any additional exchangeable shares that may from time to time be issued by BBUC in the future pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to one or more U.S. registration statements.
Pursuant to the BBUC articles, each exchangeable share is exchangeable at the option of the holder thereof for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at our election), as more fully described in this prospectus. Whether the units are issued by the partnership or delivered by BBUC will be determined by us in our sole discretion. Either (i) BBUC will deliver units or its cash equivalent to satisfy its exchange obligation or (ii) the partnership may elect to satisfy BBUC’s exchange obligation by acquiring any tendered exchangeable shares in exchange for units or its cash equivalent. Under the Rights Agreement and the BBUC articles, in the event that neither BBUC nor the partnership has issued or delivered units or the cash equivalent upon exchange of exchangeable shares, then Brookfield will satisfy, until March 15, 2027, such exchange by paying such cash amount or delivering such units pursuant to this prospectus (up to the maximum number of units that may be offered hereby). See “Selling Securityholder”.
None of the partnership, BBUC or the selling securityholder will receive any cash proceeds from the issuance or delivery of any units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus.
The units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BBU” and the Toronto Stock Exchange (“TSX”) under the symbol “BBU.UN.”
Investing in the units involves risks. Please see “Risk Factors” beginning on page 4 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the units.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 10, 2025

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC under the Securities Act with respect to units that may be (i) issued by the partnership or delivered by BBUC to satisfy any exchange, redemption or acquisition of exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC or the partnership) that is made in accordance with the terms of the exchangeable shares as provided in the BBUC articles; or (ii) delivered by our affiliate, Brookfield, as the selling securityholder named herein to satisfy any exchange by holders of exchangeable shares from time to time in the event that neither BBUC nor the partnership have satisfied such exchange, as provided pursuant to the terms of the Rights Agreement and the BBUC articles. See “Exchange of Exchangeable Shares for Units”. Exchanges registered hereby include exchanges of exchangeable shares at the election of the holders of exchangeable shares in accordance with the terms thereof as provided in the BBUC articles and if applicable, the Rights Agreement. See “Exchange of Exchangeable Shares for Units — Primary Exchange Rights” and “Exchanges of Exchangeable Shares for Units — Secondary Exchange Rights”. In addition, this prospectus registers the issuance or delivery of units upon redemption or acquisition by us of exchangeable shares in accordance with the BBUC articles, as described in “Exchanges of Exchangeable Shares for Units — Redemption”, “Exchanges of Exchangeable Shares for Units — Liquidation of BBUC” and “Exchanges of Exchangeable Shares for Units — Automatic Redemption upon Liquidation of the Partnership”.
As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any applicable prospectus supplement and any documents incorporated by reference herein or therein. You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling securityholder have not authorized anyone else to provide you with other information. We and the selling securityholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless the context requires otherwise, when used in this prospectus, the term “partnership” refers to Brookfield Business Partners L.P.; the terms “Brookfield Business Partners”, “we”, “us” and “our” refer to, collectively, (i) the partnership, (ii) Brookfield Business L.P. (“Holding LP”), (iii) the primary holding subsidiaries of Holding LP, from time to time, through which the partnership holds its interest in the operating businesses (the “Holding Entities”) and (iv) the businesses in which the Holding Entities hold interests and that directly or indirectly hold the partnership’s operations and assets, other than entities in which the Holding Entities hold interests for investment purposes only of less than 5% of the outstanding equity securities of that entity, and any other direct or indirect subsidiary of a Holding Entity (but excluding BBUC); and the term “general partner” refers to Brookfield Business Partners Limited, the partnership’s general partner. References to “our group” mean, collectively, Brookfield Business Partners and BBUC. The term “Brookfield” refers to Brookfield Corporation. The term “Brookfield Holders” means Brookfield, Brookfield Wealth Solutions Ltd. (formerly Brookfield Reinsurance Ltd.) (“Brookfield Wealth Solutions”) and their related parties.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the partnership is formed under the laws of Bermuda, certain of the directors of our general partner as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S.

jurisdiction and a substantial portion of the partnership’s assets and the assets of those directors and experts may be located outside the United States.
The financial information contained or incorporated by reference in this prospectus is presented in United States dollars and unless otherwise indicated has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”). Information prepared in accordance with IFRS Accounting Standards may differ from financial information prepared in accordance with U.S. GAAP and therefore may not be comparable.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking information” within the meaning of provincial Canadian securities laws and “forward-looking statements” within the meaning of applicable Canadian and U.S. securities laws. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield Business Partners, as well as regarding recently completed and proposed acquisitions, dispositions and other transactions, and the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “views”, “potential”, “likely”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.
Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, investors and other readers should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield Business Partners to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and result of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.
Factors that could cause our actual results to differ materially from those contemplated or implied by forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to:
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the cyclical nature of our operating businesses and general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, foreign exchange rates, inflation, commodity prices and volatility in the financial markets;

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the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits;

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business competition, including competition for acquisition opportunities;

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strategic actions including our ability to complete dispositions and achieve the anticipated benefits therefrom;

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restrictions on our ability to engage in certain activities or make distributions due to our indebtedness;

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global equity and capital markets and the availability of equity and debt financing and refinancing within these markets;

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changes to U.S. laws or policies, including changes in U.S. domestic and economic policies and foreign trade policies and tariffs;

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changes to our credit ratings;

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technological change;

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the ability to obtain insurance for our business operations;

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labor disruptions and economically unfavorable collective bargaining agreements;

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litigation;

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investments in jurisdictions with less developed legal systems;

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we do not have control over all of the businesses in which we own investments;

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changes to the market price of any investments in public companies;

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our compliance with environmental laws and the broader impacts of climate change;

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cybersecurity incidents;

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the possible impact of international conflicts, wars and related developments including terrorist acts and cyber terrorism;

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the effectiveness of our internal controls over financial reporting;

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the market price of our units may be volatile;

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we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

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political instability and unfamiliar cultural factors;

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changes in government policy and legislation;

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federal, state and foreign anti-corruption and trade sanctions laws and restrictions on foreign direct investment applicable to us and our operating businesses create the potential for significant liabilities and penalties, the inability to complete transactions, imposition of significant costs and burdens, and reputational harm;

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operational or business risks that are specific to any of our business services operations, infrastructure services operations or industrials operations;

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reliance on third party service providers;

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catastrophic events, such as earthquakes, hurricanes and pandemics/epidemics;

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Brookfield’s significant influence over us;

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the lack of an obligation of Brookfield to source acquisition opportunities to us;

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the departure of some or all of Brookfield’s professionals;

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control of our company and/or the general partner may be transferred to a third party without unitholder consent;

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Brookfield may increase its ownership in our company;

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our amended and restated master services agreement dated January 23, 2024 among Brookfield, the partnership, Holding LP and others (the “Master Services Agreement”) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of our unitholders;

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conflicts of interest between our company and our unitholders, on the one hand, and Brookfield, on the other hand;

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our arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been unrelated parties;

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the general partner may be unable or unwilling to terminate our Master Services Agreement;

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the limited liability of, and our indemnification of, the partnership’s service providers;

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Brookfield’s relationship with Oaktree Capital Group, LLC, together with its affiliates;

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our company is a holding entity that relies on its subsidiaries to provide us with the funds necessary to our financial obligations;

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we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

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our company may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

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the inability of unitholders to vote on or otherwise take part in the management of Brookfield Business Partners;

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future sales or issuances of our securities will result in dilution of existing holders and even the perception of such sales or issuances taking place could depress the trading price of the units or exchangeable shares;

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limits on unitholders’ ability to obtain favorable judicial forum for disputes related to Brookfield Business Partners or to enforce judgements against us;

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changes in tax law and practice; and

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other risks and factors described under the heading “Risk Factors” in this prospectus, any prospectus supplement, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 1, 2024 (our “Annual Report on Form 20-F”), including, but not limited to, those described under Item 3.D. “Risk Factors”.

Statements relating to “reserves” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described herein can be profitably produced in the future. We qualify any and all of our forward-looking statements by these cautionary factors.
The foregoing factors and others are discussed in detail under the heading “Risk Factors” in our Annual Report on Form 20-F and in the other documents incorporated by reference herein. We caution that the foregoing list of important factors that may affect future results is not exhaustive. New risk factors may arise from time to time and it is not possible to predict all of those risk factors or the extent to which any factor or combination of factors may cause actual results, performance or achievements of our company to be materially different from those contained in forward-looking statements or information. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Given these risks and uncertainties, investors and other readers should not place undue reliance on forward-looking statements or information as a prediction of actual results. Although the forward-looking statements and information contained in this prospectus and the documents incorporated by reference herein are based upon what we believe to be reasonable assumptions, we cannot assure investors that actual results will be consistent with these forward-looking statements and information. These forward-looking statements and information are made as of the date of this prospectus, and except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.
Brookfield Business Partners L.P.
We are a Bermuda exempted limited partnership that was formed on January 18, 2016, under the provisions of the Bermuda Limited Partnership Act 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended. Our head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1-441-295-1443.
The partnership is an owner and operator of business services and industrials operations on a global basis. The partnership’s principal operations include business services operations such as a residential mortgage insurer, a dealer software and technology services operation, healthcare services and a construction operation. The partnership’s industrials operations include an advanced energy storage operation and an engineered components manufacturing operation, among others. The partnership’s infrastructure services operations include offshore oil services, a lottery services operation, modular building leasing services and work access services. The partnership’s operations are primarily located in the United States, Europe, Australia, Brazil, Canada and the United Kingdom. The partnership’s sole direct investment is a managing general partnership interest in Brookfield Business L.P. (“Holding LP”), through which the partnership holds all its interests in its operating businesses.
The units are listed on the NYSE under the symbol “BBU” and the TSX under the symbol “BBU.UN”. For additional information, see our Annual Report on Form 20-F and the other documents that are incorporated by reference into this prospectus.
Brookfield Business Corporation
BBUC is a corporation incorporated under, and governed by, the laws of British Columbia, Canada. BBUC was established by the partnership to be an alternative investment vehicle for investors who prefer owning the partnership’s operations in a corporate entity. BBUC’s head office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and its registered office is located at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7.
The exchangeable shares were distributed to existing unitholders of the partnership pursuant to a special distribution on March 15, 2022 (the “Special Distribution”). As of February 25, 2025, there were 72,683,978 exchangeable shares issued and outstanding. Each exchangeable share has been structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events). BBUC will target to pay dividends per exchangeable share that are identical to the distributions paid on each unit, and each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus. Whether the units are issued by the partnership or delivered by BBUC will be determined by us in our sole discretion. Either (i) BBUC will deliver units or its cash equivalent to satisfy its exchange obligation or (ii) the partnership may elect to satisfy BBUC’s exchange obligation by acquiring any tendered exchangeable shares in exchange for units or its cash equivalent. See “Exchange of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events.”
Brookfield is party to an amended and restated rights agreement (the “Rights Agreement”) pursuant to which Brookfield has agreed that, until March 15, 2027 (the fifth anniversary of the date of the Special Distribution), in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BBUC has not satisfied its obligation under its articles and notice of articles (the “BBUC articles”) of delivering the unit amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject exchangeable shares from the holder thereof and delivered the unit amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such subject exchangeable shares for the unit amount or its cash equivalent. The holders of exchangeable shares have a right to receive the unit amount or its cash equivalent in such circumstances. The partnership will pay all expenses of effecting the exchanges pursuant to this prospectus. See “Exchange Rights of Exchangeable Shares for Units” for more information.
BBU Units
As of February 25, 2025, there were 90,855,473 units and 51,599,716 redeemable-exchangeable partnership units of Holding LP (each, a “redemption-exchange unit”) outstanding.
The redemption-exchange units are subject to a redemption-exchange mechanism pursuant to which units may be issued in exchange for redemption-exchange units on a one-for-one basis. All of the redemption-exchange units are currently owned by Brookfield.
For more information regarding the units and securities directly or indirectly exchangeable for units, see “Description of the Partnership’s Capital Structure” and “Exchange of Exchangeable Shares for Units”.
Exchanges Pursuant to This Prospectus
This prospectus relates to the registration of up to 132,683,978 units that may be (i) issued by the partnership or delivered by BBUC to satisfy any exchange, redemption or acquisition of exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC or the partnership) from time to time made in accordance with the terms of the exchangeable shares as provided in the BBUC articles; or (ii) delivered by the selling securityholder to satisfy any exchange by holders of exchangeable shares from time to time in the event that neither BBUC nor the partnership has satisfied such exchange, as provided pursuant to the terms of the Rights Agreement and the BBUC articles. Exchanges registered hereby include exchanges of exchangeable shares at the election of the holders of exchangeable shares in accordance with the terms thereof as provided in the BBUC articles and, if applicable, the Rights Agreement. See “Exchange of Exchangeable Shares for Units — Primary Exchange Rights” and “Exchanges of Exchangeable Shares for Units — Secondary Exchange Rights”. In addition, this prospectus registers the issuance or delivery of units upon redemption or acquisition by us of exchangeable shares in accordance with the BBUC articles, as described in “Exchanges of Exchangeable Shares for Units — Redemption”, “Exchanges of Exchangeable Shares for Units — Liquidation” and “Exchanges of Exchangeable Shares for Units — Automatic Redemption upon Liquidation of the Partnership”.
As of February 25, 2025, there were 72,683,978 exchangeable shares issued and outstanding, which may be exchanged for units pursuant to this prospectus. In addition, from time to time, BBUC may issue additional exchangeable shares that may be exchanged for units pursuant to this prospectus. This prospectus relates to up to 60,000,000 units that may be issued by the partnership or delivered by BBUC or the selling securityholder in respect of such additional exchangeable shares, as set forth on the cover of this prospectus. Any such future issuances of exchangeable shares will have been issued pursuant to either Regulation S under the Securities Act or another effective registration statement under the Securities Act.
Tax Consequences of Exchanges and Ownership of Units
Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of exchangeable shares if such holders exchange their exchangeable shares for units. Because the specific tax consequences to such holders will depend upon their specific circumstances, holders are strongly urged to consult their own tax advisors regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.
Recent Developments
Chemelex Transaction
On January 30, 2025, together with institutional partners, we completed the acquisition of Chemelex, a leading manufacturer of electric heat tracing systems, through a carve-out from a larger industrial company for total consideration of approximately $1.7 billion. The investment was funded with approximately

$830 million of equity and $860 million of subsidiary debt financing. Our economic interest in the investment is approximately 25%.
Advanced Energy Storage Operation
In January 2025, our advanced energy storage operation raised $5 billion of new first lien debt. $4.5 billion of the proceeds were used to fund a special distribution to owners, of which the partnership’s share was approximately $1.2 billion.
Offshore Oil Services
On January 16, 2025, our offshore oil services completed the previously announced sale of its shuttle tanker operation for consideration of approximately $484 million. Please see the unaudited pro forma financial statements included in the Form 6-K filed by the partnership on February 28, 2025, which is incorporated by reference herein.
Unit Repurchase Program
On August 15, 2024, the TSX accepted a notice of the partnership’s intention to renew its normal course issuer bid (“NCIB”) in connection with our units, which permits the partnership to repurchase up to 3,714,088 issued and outstanding units. In January 2025, we allocated up to $250 million of capital to accelerate the repurchase of our securities under our existing NCIB. The price to be paid for our units under the NCIB will be the market price at the time of purchase or such other price as may be permitted. The actual number of units to be purchased and the timing of such purchases will be determined by the partnership, and all purchases will be made through the facilities of the TSX and the NYSE or alternative trading systems in Canada and the United States.

RISK FACTORS
An investment in units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report on Form 20-F and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference”. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision:
The exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by a U.S. holder.
Depending on the facts and circumstances, a U.S. holder’s exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by the U.S. holder. In general, a U.S. holder exchanging exchangeable shares for units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of units by BBUC and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in “complete redemption” of the U.S. holder’s equity interest in BBUC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend” applying certain constructive ownership rules that take into account not only the exchangeable shares and other equity interests in BBUC actually owned but also other equity interests in BBUC treated as constructively owned by the U.S. holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of units by BBUC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of the units received, taxable under the rules generally applicable to distributions on stock of a corporation.
In general, if the partnership satisfies an exchange request by delivering units to a U.S. holder pursuant to the partnership’s exercise of the partnership call right, then the U.S. holder’s exchange of exchangeable shares for units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, the partnership (i) is a publicly traded partnership treated as a corporation for U.S. federal income tax purposes or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or(ii) of the preceding sentence, a U.S. holder may recognize gain upon the exchange. The general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of BBUC (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently expects that a U.S. holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, the general partner of the partnership currently expects a U.S. holder’s exchange of exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the U.S. Internal Revenue Service (the “IRS”) will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If Section 721(a) of the Code does not apply, then a U.S. holder who exchanges exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right will be treated as if the holder had sold its exchangeable shares to the partnership in a taxable transaction for cash in an amount equal to the value of the units received.
Even if a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the Code, the U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. Under Section 737 of the Code, the U.S. holder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the Code, the U.S. holder could also be required to recognize built-in gain if the partnership were to make distributions (other than “operating cash flow distributions,” unless another exception were to apply) to the U.S. holder within two years of exercise of the partnership call right. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for units is treated as part of a deemed sale transaction under Section 707(a) of the Code, the U.S. holder will recognize gain or loss in the year of the transfer of exchangeable shares in exchange for units, and, if the U.S. holder has already filed a tax return for such year, the holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.
For a more complete discussion of the U.S. federal income tax consequences of the exchange of exchangeable shares for units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. holder should consult its own tax advisor regarding such consequences in light of the holder’s particular circumstances.
Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.
There can be no assurance that Canadian federal income tax laws respecting the treatment of BBUC, the partnership and the exchange of exchangeable shares for units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BBUC, the partnership, shareholders or unitholders.
Your investment may change upon an exchange of exchangeable shares for units.
If you exchange exchangeable shares pursuant to the terms set forth in the BBUC articles or the Rights Agreement, you may receive units or cash in exchange for such exchangeable shares. To the extent that you receive units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are formed as an exempted limited partnership under the laws of Bermuda, whereas BBUC is organized as a British Columbia corporation. Therefore, recipients of units following an exchange of exchangeable shares for units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of exchangeable shares. See “Comparison of Rights of Holders of Our Exchangeable Shares and the Partnership’s Units” in BBUC’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 1, 2024. Although the exchangeable shares are intended to provide an economic return, including with respect to distributions, equivalent to units, we can provide no assurance that the units will trade at comparable market prices to the exchangeable shares.
The units may not trade at the same price as the exchangeable shares.
Although the exchangeable shares are intended to provide an economic return that is equivalent to units, there can be no assurance that the market price of units will be equal to the market price of exchangeable shares at any time. For example, as of the close of trading on February 25, 2025, the closing price of the units was $25.24 per unit and C$36.10 per unit on the NYSE and TSX, respectively, and the closing price of the exchangeable shares was $27.26 per share and C$38.93 per share on the NYSE and TSX, respectively. If BBUC redeems the exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the exchangeable shares is greater than the trading price of the units, holders will receive units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:
•
perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•
actual or perceived differences in dividends to holders of exchangeable shares versus distributions to holders of units, including as a result of any legal prohibitions;

•
business developments or financial performance or other events or conditions that may be specific to only the partnership or BBUC; and

•
difficulty in the exchange mechanics between exchangeable shares and units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their exchangeable shares for which BBUC or the partnership elects to provide units in satisfaction of the exchange amount may experience a delay in receiving such units, which may affect the value of the units the holder receives in an exchange.
Any holder who exchanges exchangeable shares for which BBUC or the partnership elects to provide units will receive a number of units that is equal to the number of exchangeable shares to be exchanged, but will not receive such units for up to ten (10) business days after the applicable request is received. During this period, the market price of units may decrease. Any such decrease would affect the value of the consideration to be received by the holder of exchangeable shares on the effective date of the exchange. However, in the event cash is used to satisfy an exchange request, the amount of cash payable per exchangeable share will be equal to the NYSE closing price of one unit on the date that the request for exchange is received by the transfer agent. As a result, any increase in the value of the units after that date will not increase the amount of cash to be paid.
Further, the partnership is required to maintain an effective registration statement in the United States in order to exchange any exchangeable shares for units. If a registration statement with respect to the units issuable upon any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of BBUC) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for units may be effected during such period.
Exchanges of exchangeable shares for units may negatively affect the market price of units, and additional issuances of exchangeable shares would be dilutive to units.
If the partnership issues or BBUC delivers units in satisfaction of any such exchange request, a significant number of additional units may be issued from time to time which could have a negative impact on the market price for units. Additionally, any exchangeable shares issued by BBUC in the future will also be exchangeable for units, and, accordingly, any future exchanges satisfied by the delivery of units would dilute the percentage interest of existing holders of units and may reduce the market price of units.
Our group has the right to elect whether holders of exchangeable shares receive cash or units upon a liquidation or exchange event.
In the event that (i) there is a liquidation, dissolution or winding up of BBUC or the partnership, (ii) BBUC or the partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one unit per exchangeable share held (subject to adjustment to reflect certain capital events and certain other payment obligations in the case of a liquidation, dissolution or winding up of BBUC or the partnership) or its cash equivalent. The form of payment will be determined at the election of our group so holders of exchangeable shares will not know whether cash or units will be delivered in connection with any of the events described above. BBUC and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash.

BBUC or the partnership may issue additional exchangeable shares or units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BBUC or the partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.
Subject to the terms of any of BBUC securities then outstanding, BBUC may issue additional securities, including exchangeable shares, BBUC class B shares, BBUC class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BBUC’s board may determine. Subject to the terms of any of BBUC securities then outstanding, BBUC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BBUC’s profits, losses and dividends, any rights to receive BBUC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BBUC securities then outstanding, BBUC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the exchangeable shares.
Similarly, under our limited partnership agreement, subject to the terms of any preferred units then outstanding, the general partner may issue additional partnership securities, including units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the general partner may determine. Subject to the terms of any partnership securities then outstanding, the board of the general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in partnership’s profits, losses and dividends, any rights to receive the partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any partnership securities then outstanding, the board of the general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of units.
The sale or issuance of a substantial number of exchangeable shares, units or other equity securities of BBUC or the partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of units and impair the partnership’s ability to raise capital through the sale of additional units. We cannot predict the effect that future sales or issuances of exchangeable shares, units or other equity securities would have on the market price of units. Subject to the terms of any of our securities then outstanding, holders of units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.
The Rights Agreement may terminate on March 15, 2027.
This Rights Agreement will terminate on March 15, 2027 unless the Rights Agreement is otherwise terminated pursuant to its terms. After such date, holders of exchangeable shares may no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in the BBUC articles. In the event that BBUC or the partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the Secondary Exchange Rights (as defined herein). See “Exchange of Exchangeable Shares for Units — Secondary Exchange Rights”.
USE OF PROCEEDS
None of the partnership, BBUC or the selling securityholder will receive any cash proceeds from the issuance or delivery of any units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus. See “Exchange of Exchangeable Shares for Units” below.

CAPITALIZATION
The following table sets forth the partnership’s capitalization as at September 30, 2024. Our capitalization set forth below does not reflect transactions occurring after September 30, 2024, as described in the footnotes below. You should read this table in conjunction with the financial statements and pro forma financial information that are incorporated by reference in this prospectus.
US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	As at September 30, 2024(1)
Liabilities
Corporate borrowings	$1,978
Non-recourse borrowings in subsidiaries of the partnership(2)	39,571
Other current and non-current liabilities(3)	19,346
Total liabilities	$60,895
Equity
Limited partners
Limited partners(4)(5)	$1,980
Non-controlling interest
Redemption-exchange units held by Brookfield(5)	1,858
Special limited partners	—
BBUC exchangeable shares	1,945
Preferred shares	740
Interest of others in operating subsidiaries	12,838
Total equity	$19,361
Total Capitalization	$80,256

(1)
Does not reflect any transactions since September 30, 2024. See “Summary — Recent Developments” in this prospectus.

(2)
Does not reflect (i) approximately $5 billion of subsidiary debt raised at the partnership’s advanced energy storage operation in January 2025 or (ii) approximately $860 million of subsidiary debt raised to fund the acquisition of Chemelex in January 2025. See “Summary — Recent Developments” for further information.

(3)
Includes the deferred income tax liability of the partnership as of September 30, 2024.

(4)
Does not reflect repurchases under our NCIB since September 30, 2024. See “Summary — Recent Developments” for further information.

(5)
Does not reflect the conversion on February 25, 2025, of 18,105,781 redemption-exchange units held by subsidiaries of Brookfield Wealth Solutions.

EXCHANGE OF EXCHANGEABLE SHARES FOR UNITS
The exchange rights relating to the exchangeable shares are set forth in the BBUC articles and the Rights Agreement, which are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of exchangeable shares will receive, with respect to each exchanged share, either (i) one unit or (ii) cash in an amount equivalent to the market value of one unit, in each case as described in further detail below.
Primary Exchange Rights
Holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) plus, in each case, a cash amount for each tendered exchangeable share equal to any unpaid dividends per exchangeable share. The form of payment to holders of exchangeable shares — whether units or cash — will be determined at the sole election of BBUC (other than any unpaid dividends, which will be paid for only in cash). In the event the partnership ceases to be a publicly listed entity, the value of a unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a unit would receive upon the liquidation of the partnership and sale of its assets in accordance with the terms of its limited partnership agreement. Holders of exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of exchangeable shares that are registered holders must contact BBUC’s transfer agent and follow the process described below. BBUC currently intends to satisfy any exchange, redemption or acquisition of exchangeable shares through the delivery of units rather than cash.
Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BBUC’s transfer agent. The transfer agent will promptly notify BBUC, the partnership and, until such time as the Rights Agreement is terminated, Brookfield of the receipt of a notice of exchange. Upon receipt of a notice of exchange, BBUC shall be obligated, within ten (10) business days after the date that the notice of exchange is received by BBUC’s transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) (the form of payment to be determined at the sole election of BBUC), plus, in each case, a cash amount for each tendered exchangeable share equal to any unpaid dividends per tendered exchangeable share. The units that BBUC would be obligated to deliver following an exchange request as set forth in the preceding sentence will be issued by the partnership to BBUC, and BBUC in turn will deliver such units to such holder. As described in the next paragraph, the partnership may also elect to satisfy such exchange request by issuing units or paying cash directly to the tendering holder of exchangeable shares. Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.
In lieu of BBUC delivering units or paying cash as described in the preceding paragraph, the partnership, in its sole discretion, may elect to satisfy BBUC’s exchange obligation by acquiring all of the tendered exchangeable shares in exchange for issuing directly to such tendering holder one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or delivering its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) (the form of payment to be determined at the sole election of the partnership), plus, in each case, a cash amount for each tendered exchangeable share equal to any unpaid dividends per tendered exchangeable share. If the partnership elects to satisfy BBUC’s exchange obligation directly (in lieu of BBUC delivering units or cash as described above), it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BBUC and BBUC’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BBUC’s transfer agent by delivering to such holder of exchangeable shares the units or its cash equivalent. Our unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences. The partnership currently intends to satisfy any exchange, redemption or acquisition of exchangeable shares through the delivery of units rather than cash.
In the event that a tendering holder of exchangeable shares has not received the number of units or its cash equivalent in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or units amount from Brookfield pursuant to the Rights Agreement until March 15, 2027. In this scenario, the tendered exchangeable shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or units amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “— Secondary Exchange Rights” for a further description of the Rights Agreement. The partnership has agreed to indemnify Brookfield, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any units delivered by Brookfield pursuant to the Rights Agreement.
No Fractional Units.   No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.
Conversion of Tendered Exchangeable Shares.   The partnership is entitled at any time to have any or all exchangeable shares acquired by the partnership converted into BBUC class C shares on a one-for-one basis.
Adjustments to Reflect Certain Capital Events.   The conversion factor (which as of the date of this prospectus is one) is subject to adjustment in accordance with the BBUC articles to reflect certain capital events, including (i) if the partnership and/or BBUC declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or BBUC splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership and/or BBUC distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BBUC; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.
Secondary Exchange Rights
Brookfield is party to the Rights Agreement with Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield has agreed that, until March 15, 2027, upon an exchange of exchangeable shares, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BBUC has not satisfied its obligation under the BBUC articles by delivering the unit amount or its cash equivalent amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the applicable unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such exchangeable shares for the unit amount or its cash equivalent. The holders of exchangeable shares have a right to receive units or the cash amount in such circumstances (“Secondary Exchange Rights”). Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. The Secondary Exchange Rights are a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares.
Brookfield Consent Right.   The Master Services Agreement provides, so long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by BBUC of any exchangeable shares, subject to certain exceptions.
Appointment of Rights Agent.   The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares.
Term and Termination.   The Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no exchangeable shares outstanding, other than exchangeable shares owned by Brookfield or its affiliates and (ii) the fifth anniversary of date of the Special Distribution, being March 15, 2027. After the expiry of the Rights Agreement, holders of exchangeable shares will continue to have all of the rights provided for in the BBUC articles but will no longer be entitled to rely on the Secondary Exchange Rights.
Satisfaction of Secondary Exchange Rights.   In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the BBUC articles. The rights agent established a collateral account in order to enable the rights agent to exchange subject exchangeable shares for the cash amount or the unit amount in accordance with the Rights Agreement.
Pursuant to and subject to the terms and conditions set forth in the BBUC articles, a holder of exchangeable shares may request to exchange each exchangeable share (the “subject exchangeable share”) for one unit per exchangeable share held (subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of our group)). See “— Primary Exchange Rights —  Adjustments to Reflect Certain Capital Events” above. Upon receipt of a notice of exchange, BBUC shall, within ten (10) business days after the date that the notice of exchange is received by BBUC’s transfer agent (the “specified exchange date”) deliver to the tendering holder of exchangeable shares, such unit or cash amount.
In accordance with the BBUC articles, BBUC is required to deliver a notice (the “BBUC notice”) to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject exchangeable shares have been satisfied. The BBUC notice must set forth the unit amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the BBUC notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject exchangeable shares for a number of units held in the collateral account equal to the unit amount and promptly, and in any event within two (2) business days, deliver such units from the collateral account to the holder of the subject exchangeable shares. If there are not enough units in the collateral account to satisfy the unit amount with respect to one or more of such subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject exchangeable shares.
If the holder of subject exchangeable shares has not received the units amount or the cash amount by the specified exchange date, the holder of subject exchangeable shares may deliver, or cause to be delivered, a notice (the “exchanging shareholder notice”) to the rights agent and Brookfield. The exchanging shareholder notice must set forth the number of such subject exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in any event on or prior to the next business day following receipt of the exchanging shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the unit amount and the cash amount for such subject exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging shareholder notice and the subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for the unit amount from the collateral account or, if there are not enough units in the collateral account, for the cash amount from the collateral account.
With respect to any exchange of subject exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.
In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject exchangeable shares held through the Depository Trust Company (“DTC”), such holder will deliver to the rights agent such subject exchangeable shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject exchangeable shares a copy of the exchanging shareholder notice, if applicable.
Receipt of Subject Exchangeable Shares; Withholding.   Holders of subject exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.
Units Record Date.   Each former holder of subject exchangeable shares who receives the unit amount will be deemed to have become the owner of the units as of the date upon which such subject exchangeable shares are duly surrendered in accordance with the Rights Agreement.
Collateral Account.   Brookfield or its affiliates have established a non-interest bearing trust account to be administered by the rights agent (the “collateral account”). In accordance with the terms of the Rights Agreement, Brookfield will ensure that the aggregate of (i) the units in or issuable pursuant to any convertible securities in the collateral account (the “collateral account unit balance”) and (ii) the number of units equal to the aggregate amount of cash in the collateral account divided by the value of a unit (the “collateral cash balance” and, together with the collateral account unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of units that is equal to the product of the total number of exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with the BBUC articles (the “required collateral account balance”).
If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of units or any security convertible into or redeemable for units (other than exchangeable shares) (the “unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to the BBUC articles.

Brookfield and its affiliates will not be entitled to withdraw any unit or unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to the BBUC articles or a decrease in the number of exchangeable shares outstanding (excluding exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the units withdrawn.
If the collateral account contains any amount of cash in lieu of units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.
Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of units or unit convertibles.
Registration of Units.   Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, Brookfield will cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all units (including units issuable from time to time upon conversion of or redemption for unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, are registered under an effective shelf registration statement.
Amendments to the Rights Agreement.   Brookfield may not, without the affirmative vote of holders of at least two-thirds of the outstanding exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BBUC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement.
Redemption
BBUC’s board of directors will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BBUC and its shareholders, that may result in adverse tax consequences for BBUC or its shareholders; or (vii) BBUC’s board of directors, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BBUC. For greater certainty, unitholders do not have the ability to vote on such redemption and the BBUC board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of BBUC class B shares may deliver a notice to BBUC specifying a redemption date upon which BBUC shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from BBUC to holders of the exchangeable shares and without the consent of holders of exchangeable shares, BBUC shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC). Any such issuance of units upon redemption of exchangeable shares is registered by this prospectus.
Notwithstanding the foregoing, upon any redemption event, we may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at our election). Our unitholders are not entitled to vote on our exercise of the overriding call right described in the preceding sentences.
Liquidation
Upon any liquidation, dissolution or winding up of BBUC, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of BBUC ranking in priority or ratably with the exchangeable shares and after the payment in full (i) to any holder of exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BBUC class C shares that has submitted a notice of BBUC class C retraction, in each case at least ten (10) days prior to the date of the liquidation, dissolution or winding up, (ii) to any holder of BBUC class B shares that has submitted a notice of retraction at least thirty (30) days prior to the date of the liquidation, dissolution or winding up and (iii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BBUC). If, upon any such liquidation, dissolution or winding up, the assets of BBUC are insufficient to make such payment in full, then the assets of BBUC will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BBUC, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) plus a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share. Any such issuance of units upon acquisition of exchangeable shares in connection with any liquidation, dissolution or winding up of BBUC is registered by this prospectus. Unitholders are not entitled to vote on any such redemption of the exchangeable shares by BBUC or on the partnership’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of the Partnership
Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BBUC, all of the then outstanding exchangeable shares will be automatically redeemed by BBUC, in BBUC’s sole and absolute discretion, on the day prior to the liquidation, dissolution or winding up of the partnership. In such case, each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC). Any such issuance of units upon automatic redemption of exchangeable shares upon liquidation of the partnership is registered by this prospectus.

Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) plus in each case, a cash amount for each exchangeable share equal to any unpaid dividends per exchangeable share. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Registration Rights Agreement
The partnership, BBUC and Brookfield have entered into a registration rights agreement, comparable to the registration rights agreement existing between Brookfield and the partnership. Under the such registration rights agreement, BBUC and the partnership have agreed that, upon the request of Brookfield, BBUC and the partnership will, as necessary take such actions to register for sale and qualify for distribution under applicable securities laws any of the exchangeable shares held by Brookfield and the underlying units that may be issued or delivered to satisfy any exchange, redemption or acquisition of exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC). In the registration rights agreement, BBUC has agreed to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE
The following is a description of the material terms of the units and a summary of certain terms of the limited partnership agreement of the partnership, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information — Memorandum and Articles of Association — Description of Our Units and Our Limited Partnership Agreement” in our Annual Report on Form 20-F, which is incorporated by reference herein.
Our authorized partnership interests consist of an unlimited number of units and any additional partnership interests representing limited partnership interests of the partnership that may be issued. As of February 25, 2025, there were approximately 90.9 million units outstanding (or approximately (i) 142.5 million units assuming the exchange of all redemption-exchange units and (ii) 215.1 million units on a fully-exchanged basis. The redemption-exchange units are subject to a redemption-exchange mechanism pursuant to which units may be issued in exchange for redemption-exchange units on a one-for-one basis. The Brookfield Holders own or exercise control or direction over 142,552,877 units (assuming the exchange of all redemption-exchange units and exchangeable shares), which includes 43,333,752 units that are held by subsidiaries of Brookfield Wealth Solutions.
As of February 25, 2025, there were 72,683,978 exchangeable shares issued and outstanding, of which 47,244,876 are beneficially owned by the Brookfield Holders. Additionally, as of February 25, 2025, there were 51,599,716 redemption-exchange units outstanding. Each redemption-exchange unit is exchangeable for one exchangeable share.
The units are non-voting limited partnership interests in the partnership. Holders of units are not entitled to the withdrawal or return of capital contributions in respect of the units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the partnership as described in our Annual Report on Form 20-F or as otherwise required by applicable law. Except to the extent expressly provided in the limited partnership agreement, a holder of units will not have priority over any other holder of units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of units will not be granted any preemptive or other similar right to acquire additional interests in the partnership. In addition, holders of units do not have any right to have their units redeemed by the partnership.
Further, the partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the partnership and do not have any right or authority to act for or to bind the partnership or to take part or interfere in the conduct or management of the partnership. Limited partners are not entitled to vote on matters relating to the partnership, although holders of the units are entitled to consent to certain matters as described in the limited partnership agreement of the partnership which may be effected only with the consent of the holders of the percentages of outstanding units specified in the limited partnership agreement. Each unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of units.
Further, subject to the terms of any preferred units of the partnership then outstanding, the limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of preferred units of the partnership with such designations, preferences, rights, powers and duties as shall be determined by the general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem preferred units (including sinking fund provisions); (v) whether such preferred unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each preferred unit will be issued, evidenced by certificates and assigned or transferred; and (vii) the requirement, if any, of each such preferred unit to consent to certain partnership matters.
For a more detailed description of the units, please refer to our Annual Report on Form 20-F, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

COMPARISON OF RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES AND UNITS
For a summary of certain material differences between the rights of holders of exchangeable shares and holders of units under the governing documents of BBUC and the partnership and applicable laws, see “Comparison of Rights of Holders of Our Exchangeable Shares and the Partnership’s Units” in BBUC’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 1, 2024.
SELLING SECURITYHOLDER
The table below sets forth information regarding beneficial ownership of units by the selling securityholder as of February 25, 2025 that may be delivered by the selling securityholder under this prospectus. The percentage of beneficial ownership as set forth in the following table is based on 90,855,473 units outstanding as of February 25, 2025. The percentage of beneficial ownership assumes that Brookfield delivers the maximum number of units under this prospectus and that there are no other exchanges of exchangeable shares into units.
Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such units.
Selling Securityholder	Units Beneficially Owned(1)	Percentage of Units Outstanding	Maximum Number of Units That May Be Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant to the Rights Agreement	Percentage After Maximum Number of Units are Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant to the Rights Agreement
Brookfield Corporation(2)	142,552,877	66.3%	132,683,978	4.6%(3)

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)
Consists of (i) 374,533 units and 51,599,716 redemption-exchange units held by subsidiaries of Brookfield and (ii) 43,333,752 units held by subsidiaries of Brookfield Wealth Solutions, a paired entity to Brookfield. This amount also includes 47,244,876 exchangeable shares beneficially owned by Brookfield and Brookfield Wealth Solutions. The percentage of beneficial ownership is based on 90,855,473 units outstanding and 51,599,716 redemption-exchange units held by Brookfield, on a fully-exchanged basis.

Brookfield and Brookfield Wealth Solutions have agreed that all decisions to be made by Brookfield Wealth Solutions with respect to the voting of the units held by Brookfield Wealth Solutions will be made jointly by mutual agreement of the applicable Brookfield Wealth Solutions subsidiary and Brookfield. Brookfield Wealth Solutions may acquire additional units or other securities exchangeable for units (including exchangeable shares). It is expected that any additional units or other securities exchangeable for units (including any exchangeable shares) held by Brookfield Wealth Solutions will be subject to the foregoing voting arrangements. In addition, BAM Partners Trust (the “BN Partnership”) may be deemed a beneficial owner of such units. BN Partnership is a trust established under the laws of Ontario and is the sole owner of the Class B limited voting shares of Brookfield. The BN Partnership has the ability to appoint one half of the board of directors of Brookfield and approve, along with the holders of Brookfield’s class A limited voting shares, all other matters requiring shareholder approval of Brookfield with no single individual or entity controlling the BN Partnership. As such, the BN Partnership may be deemed to have indirect beneficial ownership of the units beneficially owned by Brookfield.
The address of Brookfield is Brookfield Place, Suite 100, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.
(3)
Assumes that all exchange requests of exchangeable shares are satisfied in reliance on the Secondary Exchange Rights and no units are delivered by the partnership or BBUC in satisfaction of exchange requests on the exchangeable shares. The partnership and BBUC currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions” in our Annual Report on Form 20-F, as updated by our subsequent filings with the SEC that are incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
This prospectus relates to the registration of up to an aggregate of 132,683,978 units that may be issued by the partnership or delivered by BBUC or Brookfield, the selling securityholder, in each case in connection with the satisfaction of exchange requests by a holder of exchangeable shares of BBUC, in accordance with the terms thereof as provided in the BBUC articles and if applicable, the Rights Agreement; or upon redemption or acquisition of exchangeable shares by us in accordance with the BBUC articles. The exchangeable shares that may be so exchanged, redeemed or acquired include the exchangeable shares that may be issued from time to time in the future pursuant to either Regulation S under the Securities Act or another effective registration statement under the Securities Act.
The delivery of units by Brookfield, as selling securityholder, may be deemed to be conducted by or on behalf of the partnership.
No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.
For more information, see “Exchange of Exchangeable Shares for Units”.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material United States federal income tax considerations for holders relating to the exchange of exchangeable shares for units as described in this prospectus as of the date hereof. This summary is based on provisions of the Code, on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the partnership and the purchase, ownership, and disposition of units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Relating to Taxation” in our Annual Report on Form 20-F. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in our Annual Report on Form 20-F and as described herein.
This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own or will own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the units or (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BBUC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose exchangeable shares are loaned to a short seller to cover a short sale of exchangeable shares, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold exchangeable shares through a partnership or other entity treated as a partnership for U.S. federal income tax purposes, persons for whom the exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the Code. The actual tax consequences of the exchange of exchangeable shares for units may vary, depending on a holder’s individual circumstances.
For purposes of this summary, a “U.S. holder” is a beneficial owner of exchangeable shares who is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of exchangeable shares, other than a U.S. holder or an entity or arrangement classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold exchangeable shares should consult their own tax advisors.
This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences particular to exchanging exchangeable shares for units, as well as any tax consequences under the laws of any other taxing jurisdiction.
Partnership Status of the Partnership and Holding LP
Each of the partnership and Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. The units are publicly traded. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.
The general partner of the partnership intends to manage the affairs of the partnership and Holding LP so that the partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.
The remainder of this summary assumes that the partnership and Holding LP will be treated as partnerships for U.S. federal income tax purposes.
Characterization of the Exchangeable Shares
The U.S. federal income tax consequences for holders relating to the exchange of exchangeable shares for units will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BBUC and not as interests in the partnership. The general partner of the partnership intends to take the position and believes that the exchangeable shares are properly characterized as stock of BBUC for U.S. federal income tax purposes. However, the treatment of the exchangeable shares as stock of BBUC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the exchangeable shares. If the exchangeable shares are not treated as stock of BBUC and are instead treated as units, then a holder of exchangeable shares generally would be expected to be taxed in the same manner as a holder of units, in which case the exchange of exchangeable shares for units may qualify as a tax-free exchange. The remainder of this summary assumes that the exchangeable shares will be treated as stock of BBUC for U.S. federal income tax purposes.
Consequences to U.S. Holders
Exchange of Exchangeable Shares.   Subject to the discussion below under the headings “— Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations,” a U.S. holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of exchangeable shares for units equal to the difference between the amount realized upon the exchange and the holder’s adjusted tax basis in the exchangeable shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the units received. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the exchangeable shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. holder whose exchange request is satisfied by the delivery of units by Brookfield pursuant to the Rights Agreement. For the U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of units pursuant to the partnership’s exercise of the partnership call right, see the discussion below under the heading “— Exercise of the Partnership Call Right.” The U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of units by BBUC is described in the following paragraph.
An exchange of exchangeable shares satisfied by BBUC will result in the recognition of gain or loss by a U.S. holder, as described above, if the exchange is (i) in “complete redemption” of the U.S. holder’s equity interest in BBUC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the exchange, each U.S. holder may be required to take into account not only the exchangeable shares and other equity interests in BBUC actually owned by the holder, but also other equity interests in BBUC that are constructively owned by the holder within the meaning of Section 318 of the Code. If a U.S. holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BBUC and exercises no control over BBUC’s corporate affairs, the holder may be entitled to sale or exchange treatment with respect to the exchange of exchangeable shares if the holder experiences a reduction in its equity interest in BBUC (taking into account any constructively owned equity interests) as a result of the exchange.
If a U.S. holder meets none of the alternative tests of Section 302(b) of the Code, the exchange would be treated as a distribution with respect to exchangeable shares. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. holder with respect to exchangeable shares (including amounts withheld to pay Canadian withholding taxes) would be included in the holder’s gross income as a dividend to the extent paid out of BBUC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds BBUC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. holder’s tax basis in its exchangeable shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution would be equal to the amount of cash, if any, and the fair market value of the units received. Dividends received by individuals and other non-corporate U.S. holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.
Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. holder that exchanges exchangeable shares for units will depend upon the facts and circumstances as of the time the determination is made, each U.S. holder should consult its own tax advisor regarding the tax treatment of the exchange, including the calculation of the holder’s tax basis in any remaining exchangeable shares in the event of an exchange that is treated as a distribution.
Exercise of the Partnership Call Right.   The partnership has the right to acquire exchangeable shares directly from a holder under certain circumstances in exchange for units or cash (the “partnership call right”). The U.S. federal income tax consequences to a U.S. holder of the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, the partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of

Section 721(b) of the Code. With respect to the classification of the partnership as a partnership for U.S. federal income tax purposes, see the discussion above under the heading “Partnership Status of the Partnership and Holding LP.”
Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.
Based on the shareholders’ rights in the event of the liquidation or dissolution of BBUC (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently does not expect a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the general partner of the partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If the partnership were an investment company immediately following the exchange of exchangeable shares for units by a U.S. holder pursuant to the exercise of the partnership call right, and such exchange were to result in diversification of interests with respect to the U.S. holder, then Section 721(a) of the Code would not apply with respect to the holder, and the holder would be treated as if the holder had sold its exchangeable shares to the partnership in a taxable transaction for cash in an amount equal to the value of the units received.
Even if a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the Code, the U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. holder, and the holder fails to disclose to the partnership its basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the general partner of the partnership intends to use a reasonable method to estimate the holder’s basis in the exchangeable shares exchanged for units pursuant to the exercise of the partnership call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. holder’s actual basis in its exchangeable shares. As a result, the amount of gain reported by the partnership to the IRS with respect to the U.S. holder in connection with such subsequent transfers could be greater than the correct amount.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or Holding LP of exchangeable shares transferred by a U.S. holder for units in an exchange qualifying as tax-free under Section 721(a) of the Code, then the U.S. holder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, the U.S. holder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the Code, the U.S. holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions.” For this purpose, an “operating cash flow distribution” generally is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for units is treated as part of a deemed sale transaction under Section 707(a) of the Code, the U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) the U.S. holder’s adjusted tax basis in the exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of exchangeable shares in exchange for units, and, if the U.S. holder has already filed a tax return for such year, the holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.
If Section 721(a) of the Code applies to a U.S. holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right by the partnership and none of the special provisions of the Code described in the two preceding paragraphs applies, then the U.S. holder generally should not recognize gain or loss with respect to exchangeable shares treated as contributed to the partnership in exchange for units, except as described below under the heading “— Passive Foreign Investment Company Considerations.” The aggregate tax basis of the units received by the U.S. holder pursuant to the partnership call right would be the same as the aggregate tax basis of the exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by the holder’s share of the partnership’s liabilities, if any. The holding period of the units received in exchange for exchangeable shares would include the holding period of the exchangeable shares surrendered in exchange therefor. A U.S. holder who acquired different blocks of exchangeable shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in the holder’s particular circumstances and the holder’s holding period in units received in exchange for exchangeable shares.
For a general discussion of the tax consequences to a U.S. holder of owning and disposing of units received in exchange for exchangeable shares, see the discussion in Item 10.E “Taxation  —  Certain Material U.S. Federal Income Tax Considerations” in our Annual Report on Form 20-F. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. holder should consult its own tax advisor regarding such consequences in light of the holder’s particular circumstances.
Passive Foreign Investment Company Considerations.   Certain adverse tax U.S. federal income consequences could apply to a U.S. holder if BBUC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds exchangeable shares. A non-U.S. corporation, such as BBUC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.
Based on its current and expected income, assets, and activities, BBUC does not expect to be classified as a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, the determination of whether BBUC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BBUC’s income and assets from time to time, there can be no assurance that BBUC will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with BBUC’s determination as to its PFIC status.
Subject to certain elections described below, if BBUC were a PFIC for any taxable year during which a U.S. holder held exchangeable shares, then gain recognized by the U.S. holder upon the sale or other taxable disposition of the exchangeable shares (such as gain from a taxable exchange of exchangeable shares for units) generally would be allocated ratably over the U.S. holder’s holding period for the exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BBUC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. holder on its exchangeable shares were to exceed 125% of the average of the annual distributions on the exchangeable shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. holder through the holder’s ownership of exchangeable shares.
Certain elections may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. holder were to elect to treat its interest in BBUC as a “qualified electing fund” (“QEF election”) for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BBUC, even if not distributed to the holder. A QEF election must be made by a U.S. holder on an entity-by-entity basis. To make a QEF election, a U.S. holder must, among other things, (i) obtain a PFIC annual information statement from BBUC and (ii) prepare and submit IRS Form 8621 with the holder’s annual income tax return. To the extent reasonably practicable, BBUC intends to make available information related to the PFIC status of BBUC and any other subsidiary of BBUC that it is able to identify as a PFIC with respect to U.S. holders, including information necessary to make a QEF election with respect to each such entity.
In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BBUC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.
Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. holders is uncertain in certain respects. Each U.S. holder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with regard to the holder’s ownership and disposition of exchangeable shares.
Additional Tax on Net Investment Income.   Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of exchangeable shares. Each U.S. holder that is an individual, estate or trust should consult its own tax advisors regarding the applicability of this tax to its income and gains in respect of exchangeable shares.
Foreign Financial Asset Reporting.   Certain U.S. holders are required to report information relating to an interest in the exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. holders are urged to consult their own tax advisors regarding the information reporting obligations, if any, with respect to their ownership and disposition of exchangeable shares.

Information Reporting and Backup Withholding.   Distributions on exchangeable shares made to a U.S. holder and proceeds from the sale or other disposition of exchangeable shares (including by reason of a taxable exchange of exchangeable shares for units) may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Consequences to Non-U.S. Holders
The exchange of exchangeable shares for units by a non-U.S. holder generally should not be subject to U.S. federal income tax. Special rules may apply to any non-U.S. holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the partnership in connection with its U.S. business, (c) a PFIC, (d) a “controlled foreign corporation” for U.S. federal income tax purposes, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. holders should consult their own tax advisors regarding the application of these special rules.
THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, HOLDERS OF UNITS, BBUC, AND HOLDERS OF EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following describes certain material Canadian federal income tax consequences with respect to the exchange of exchangeable shares for units as described in this prospectus as of the date hereof by a holder who, at all relevant times, is the beneficial owner of such exchangeable shares and, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BBUC and the partnership and (ii) holds the exchangeable shares as capital property (a “Holder”). Generally, the exchangeable shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of units set forth in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the partnership’s most recent Annual Report on Form 20-F. The following discussion is limited as described in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the partnership’s most recent Annual Report on Form 20-F and as described herein.
This summary assumes that at all relevant times the exchangeable shares will be listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX and NYSE). This summary also assumes that neither the partnership nor BBUC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.
This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires exchangeable shares or units as a “tax shelter investment”; (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules; (iii) that reports its “Canadian tax results” in a currency other than Canadian currency; (iv) that has entered or will enter into a “derivative forward agreement” in respect of the exchangeable shares or the units (each as defined in the Tax Act); or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of the exchangeable shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act. Furthermore, this summary is not applicable to a Holder that is a “controlling corporation” of BBUC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such Holders should consult their own tax advisors. This summary does not address the deductibility of interest on money borrowed to acquire the exchangeable shares.
This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors with respect to an investment in the exchangeable shares having regard to their particular circumstances.
Generally, for purposes of the Tax Act, all amounts relating to the disposition or deemed disposition of exchangeable shares (including on an exchange for units at the request of a Holder) must be expressed in

Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.
Taxation of Holders Resident in Canada
The following portion of the summary is applicable to a Holder who, at all relevant times, is resident or is deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.
Exchange of Exchangeable Shares
A Resident Holder who disposes of, or who is deemed to dispose of, an exchangeable share to BBUC (including, in general, on an exchange at the request of the Resident Holder) will generally be deemed to receive a dividend equal to the amount by which the amount paid by BBUC exceeds the “paid up capital” (as determined for purposes of the Tax Act) in respect of such shares. The amount of any deemed dividend arising on the disposition of an exchangeable share to BBUC will not be included in computing the Resident Holder’s proceeds of disposition for purposes of computing the capital gain or capital loss arising on the disposition of such share.
Any dividends deemed to be received by a Resident Holder on the exchange of exchangeable shares to BBUC by such Resident Holder will be included in computing such Resident Holder’s income. Such deemed dividend received by a Resident Holder that is an individual will be included in computing the Resident Holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such deemed dividends will be eligible for the enhanced gross-up and dividend tax credit if BBUC designates the deemed dividends as “eligible dividends”. There may be limitations on BBUC’s ability to designate such deemed dividends as eligible dividends.
Subject to the potential application of subsection 55(2) of the Tax Act, dividends deemed to be received on the exchange of exchangeable shares to BBUC by a Resident Holder that is a corporation (other than a “specified financial institution” for purposes of the Tax Act) will be included in the Resident Holder’s income and will generally be deductible by the Resident Holder in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat such deemed dividends received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances. In the case of a Resident Holder that is a “specified financial institution”, such deemed dividends will be deductible in computing its taxable income only if either:
(a)
the specified financial institution did not acquire the exchangeable shares in the ordinary course of its business; or

(b)
at the time of receipt of the taxable dividends by the specified financial institution,

(i)
the exchangeable shares are listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX); and

(ii)
such deemed dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by

A.
the specified financial institution; or

B.
the specified financial institution and persons with whom it does not deal at arm’s length (within the meaning of the Tax Act).

Notwithstanding the discussion above, during the period while the Rights Agreement is in place, the exchangeable shares will be subject to the “guaranteed share” provisions of the Tax Act. In the case of a

Resident Holder of exchangeable shares that is a corporation in respect of which dividends deemed to be received on the exchange of exchangeable shares to BBUC by a Resident Holder will be included in such Resident Holder’s income as a taxable dividend, such taxable dividends received on the exchangeable shares during such period will be deductible in computing its taxable income only if, at the time of receipt of the taxable dividends by the corporation, (a) the exchangeable shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX and NYSE); and (b) dividends are received in respect of not more than 10% of the issued and outstanding exchangeable shares by (i) the particular corporation, (ii) persons with whom the particular corporation does not deal at arm’s length for purposes of the Tax Act, or (iii) partnerships or trusts of which the particular corporation, or persons with whom it does not deal at arm’s length for purposes of the Tax Act, is a member or beneficiary.
Resident Holders should be aware that exchanges at the request of holders of exchangeable shares may impact the percentage of exchangeable shares held by such Resident Holders.
A Resident Holder which is a “private corporation” (as defined in the Tax Act) or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act, generally imposed at the rate of 38 1/3%, on taxable dividends (including deemed dividends) received on the exchangeable shares, to the extent that such dividends are deductible in computing its taxable income.
Taxable dividends (including deemed dividends) paid to a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax. Such Resident Holder should consult their own tax advisors.
A Resident Holder who disposes of, or who is deemed to dispose of, an exchangeable share to BBUC (including, in general, on an exchange at the request of the Resident Holder) will also realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the Resident Holder’s proceeds of disposition for such share, net of any reasonable costs of disposition in respect thereof, exceed (or are exceeded by) the adjusted cost base to the Resident Holder of such share immediately before the disposition.
Subject to Proposed Amendments with respect to the capital gains and losses (discussed below), one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a taxable capital gain and one-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.
Proposed Amendments with respect to capital gains and losses, would, if enacted, generally have the effect of increasing the capital gains inclusion rate (i.e., the portion of any capital gain that is a taxable capital gain) from one-half to two-thirds in respect of capital gains realized (i) by a Resident Holder that is an individual (including certain specified trusts), including capital gains realized indirectly through a trust or partnership that exceed C$250,000 (net of current-year capital losses, capital losses of other years applied to reduce current-year capital gains, and capital gains subject to certain statutory exemptions, and subject to certain limitations where a stock option benefit deduction is claimed by the individual), and (ii) by a Resident Holder that is a corporation or trust (excluding certain specified trusts). The Proposed Amendments also provide that capital losses which are deductible against capital gains will offset an equivalent capital gain regardless of the inclusion rate which applied at the time such capital losses were realized. On January 31, 2025, the Department of Finance announced its intention to defer the date on which the capital gains inclusion rate would be increased pursuant to the Proposed Amendments from June 25, 2024 (as initially proposed) to January 1, 2026. Resident Holders should consult their own tax advisors regarding the possible implications of the proposed change in the capital gains inclusion rate in their particular circumstances.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of an exchangeable share may be reduced by the amount of any deductible dividends received or deemed to be received by the Resident Holder on such exchangeable share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an exchangeable share is owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.
A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.
The cost to a Resident Holder of a unit received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a Resident Holder of units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of units, please see Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in our Annual Report on Form 20-F.
Additional Refundable Tax
A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or is at any time in the relevant taxation year a “substantive CCPC” (as defined in the Tax Act) will be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains. Resident Holders are advised to consult their own tax advisors in this regard.
Taxation of Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
Exchange of Exchangeable Shares
A Non-Resident Holder who disposes of, or who is deemed to dispose of, an exchangeable shares to BBUC (including, in general, on an exchange at the request of the Non-Resident Holder), will be deemed to receive a dividend equal to the amount by which the amount paid by BBUC exceeds the “paid-up capital” (as determined for purposes of the Tax Act) in respect of those shares. Such deemed dividend will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.
The Non-Resident Holder will also realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the Non-Resident Holder’s proceeds of disposition for such share, net of any reasonable costs of disposition in respect thereof, exceed (or are exceeded by) the adjusted cost base to the Non-Resident Holder of such share immediately before the disposition, and for such purposes the amount of any deemed dividend arising on the disposition of an exchangeable share to BBUC will not be included in computing the Non-Resident Holder’s proceeds of disposition for purposes of computing the capital gain or capital loss arising on the disposition of such share. However, a Non-Resident Holder will not be subject to tax under the Tax Act on such capital gain (or capital loss) unless the exchangeable shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.
Generally, the exchangeable shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that the exchangeable shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes TSX and NYSE) unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BBUC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties”(as defined in the Tax Act), (iii) “timber resource properties”(as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists.
Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the exchangeable shares may be deemed to be “taxable Canadian property.”
The cost to a Non-Resident Holder of a unit received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a Non-Resident Holder of units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the Non-Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of units, please see the section titled in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in our Annual Report on Form 20-F.
LEGAL MATTERS
The validity of the units offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.
EXPERTS
The financial statements of the partnership as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus and the effectiveness of the partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval + (SEDAR+) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bbu.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.
As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:
•
our Annual Report on Form 20-F, including the description of our units included as Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description;

•
our report on Form 6-K filed with the SEC on November 13, 2024 (Exhibit 99.1 only); and

•
our report on Form 6-K filed with the SEC on February 28, 2025.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:
Brookfield Business Partners L.P.
73 Front Street, 5th Floor
Hamilton HM 12
Bermuda
+441-294-3304
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
The partnership is formed under the laws of Bermuda and the general partner is incorporated under the laws of Bermuda. A substantial portion of the general partner’s and partnership’s assets may be located outside of Canada and the United States and certain of the directors of the general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The partnership has expressly submitted to the jurisdiction of Ontario courts and has appointed an agent for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors of the general partner and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the partnership, its general partner, the directors of the general partner or the experts named in this prospectus since a substantial portion of the partnership’s assets and the assets of such persons may be located outside of Canada and the United States.
The partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against the partnership, its general partner, directors of the general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the partnership, its general partner, the directors of the general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely give recognition to a valid, final and conclusive in personam judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court issuing the judgment had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court issuing the judgment did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; and (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda (this is likely to be the case if, for example, there is a Bermuda judgment which conflicts with the judgment of the foreign court in respect of which the enforcement is sought or if the judgment creditor has unsettled judgment debts in Bermuda).
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the partnership, its general partner, the directors of the general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

EXPENSES
The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of exchangeable shares for units being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee*	$—
Transfer agent fees	10,000
Legal fees and expenses	75,000
Printer and EDGAR costs and expenses	25,000
Accounting fees and expenses	75,000
Total	$185,000

*
Excludes the registration fee of $470,789.10 carried over from prior registration statements in connection with unsold securities pursuant to Rule 415(a)(6).